Exhibit 4.5

SUBSCRIPTION AGREEMENT

AmpliPhi Biosciences Corporation

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

Attn: Philip Young

Ladies and Gentlemen:

sECTION 1.         Issuance of Common Stock.

1.1           Stock Subscription. The undersigned (the “Purchaser”), intending to be legally bound, hereby irrevocably agrees to purchase from AmpliPhi Biosciences Corporation, a Washington corporation (the “Company”), such number of shares of the Company’s Common Stock (“Common Stock”) set forth opposite such Purchaser’s name on Exhibit A (all of the shares of Common being purchased in the Offering being referred to herein as the “Shares”) for a purchase price per share of $0.25 (the “Purchase Price”) for the aggregate consideration set forth on Exhibit A hereof (the “Subscription Amount”).

1.2           Offering. This subscription is submitted to you in accordance with and subject to the terms and conditions described in this Subscription Agreement (this “Agreement”). The Company is offering (the “Offering”) an aggregate of 72,003,000 shares of Common Stock.

1.3           Payment. The Purchaser may purchase the Shares with cash or other immediately available funds equal to the Subscription Amount. In order to complete the Purchaser’s subscription hereunder, the Purchaser shall deliver a completed and executed Signature Page to this Subscription Agreement together with a check for, or wire transfer of, the Subscription Amount.

sECTION 2.         Closing.

The closing of the purchase and sale of Shares hereunder (the “Closing”) shall be held as soon as practicable after the date of this Agreement, and in any event within five business days of the date of this Agreement, with the exception of Phillip Asset Management Limited, who shall wire funds no later than December ___, 2013, at such place as is mutually agreeable to the Company and each Purchaser identified on Exhibit A hereto (the “Closing Date”). At the Closing:

(a)          Each Purchaser, severally and not jointly, shall wire funds in the amount set forth opposite such Purchaser’s name on Exhibit A directly to the Company’s account in accordance with the wire instructions below; and

(b)          the Company shall deliver a certificate representing the applicable number of Shares to Purchaser.

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sECTION 3.         Representations and Warranties of the Company.

Except as set forth in the Disclosure Schedules which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding Section of the Disclosure Schedules, the Company hereby represents, warrants and covenants to each Purchaser that:

3.1           Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries other than Special Phage Holdings Pty Ltd. and Biocontrol Ltd. The Company is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder.

3.2           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Company’s board of directors, at a meeting duly called and held, adopted resolutions approving the transactions contemplated hereby.

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3.3	Capitalization.

(a)          The authorized capital stock of the Company consists of 445,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of November 15, 2013 (1) 110,528,505 shares of Common Stock were issued and outstanding, (2) 8,859,978 shares Series B Preferred Stock were issued and outstanding, which were convertible into 88,599,780 shares of Common Stock, (3) no shares of Common Stock are held by the Company in its treasury, (4) 12,000,000 shares of Common Stock were held in escrow pursuant to the terms of share purchase and escrow agreements between the Company and Special Phage Holdings Pty Ltd., (5) 38,425,745 shares of Common Stock were reserved for issuance pursuant to warrants (the “Existing Warrants”), and (6) 25,555,000 shares were reserved for issuance pursuant to stock options issued under the Company’s current stock option plans (the “Stock Options”), and (7) 9,353,323 shares remained available for issuance under the Company’s current stock option plans. Except for the foregoing Common Stock, Preferred Stock, the Existing Warrants, the SPH Shares, the Intrexon Shares, the Stock Options, and as disclosed in Schedule 3.3(a), as of the date hereof, no shares of capital stock or other equity or voting securities of Company are issued, reserved for issuance or outstanding and there exist no outstanding options to purchase shares of the Common Stock, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or otherwise acquire from the Company any shares of capital stock or any securities convertible into or exchangeable for shares of Company capital stock. All outstanding shares of capital stock and other equity or voting securities of the Company (including the Existing Warrants, SPH Shares and Stock Options) are, and all shares which may be issued pursuant thereto will be, when issued in accordance with the terms and conditions of their authorizing documents, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Other than the shares of Series B Preferred Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any Company stockholder may vote. All of the issued and outstanding shares of Company capital stock were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any preemptive rights. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares.

(b)          There are no outstanding rights, commitments or contracts of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting securities of the Company. As of the date hereof, other than the Intrexon Agreement and the Subscription Agreement dated June 26, 2013, between the Company and the holder of the Company’s Series B Preferred Stock, there are no Contracts of any character (contingent or otherwise) pursuant to which any person is or may be entitled to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Other than under the Intrexon Agreement and as set forth on Schedule 3.3(b), there are no voting trusts, proxies, anti-takeover plans or other contracts of any character to which the Company is a party or by which it is bound or to which any of the Company’s stockholders is a party or by which any of them is bound, in each case, with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company. Other than as set forth on Schedule 3.3(b), the Company does not own, directly or indirectly, any capital stock, security or other ownership or equity interest in any entity.

(c)          The shares to be issued and sold hereunder have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. In addition, such shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, the Company (collectively, “Encumbrances”) and rights of refusal of any kind imposed by the Company (other than restrictions on transfer under applicable securities laws) and the holder of such shares shall be entitled to all rights accorded to a holder of Common Stock.

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3.4           No Conflicts; Governmental Approvals. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate any provision of the Company’s Articles of Incorporation or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the shares in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations prior to or subsequent to the Closing).

3.5           Financial Statements. For purposes of this Agreement, “Financial Statements” means the audited balance sheet of the Company as of December 31, 2012, the audited statement of income and retained earnings and unaudited statement of cash flows of the Company for the year ended on the Financial Statement Date, and the unaudited balance sheet, statement of income and retained earnings, and statement of cash flows of the Company for the nine-month period ended September 30, 2013 (the “Financial Statement Date”). An accurate copy of the Financial Statements has been provided to Purchaser. Such Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end adjustments). Such Financial Statements were prepared in accordance with generally accepted accounting principles. Since the Financial Statement Date, the Company has not incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (i) which were incurred after the Financial Statement Date in the ordinary course of business consistent with past practices under any contract, commitment or agreement specifically disclosed in the Schedules or not required to be disclosed thereon because of the term or amount involved or otherwise, (ii) which were incurred as a result of the transactions described herein, or (iii) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has timely filed all forms, reports and other documents material to the business of the Company required to be filed prior to the date hereof with any governmental authority.

3.6           Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.7           No Material Adverse Change. Except as disclosed in Schedule 3.7, since the Financial Statement Date, the Company has not (i) experienced or suffered any Material Adverse Effect, (ii) incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s business or (iii) declared, made or paid any dividend or distribution of any kind on its capital stock.

3.8           Litigation. No action, suit, proceeding or investigation is currently pending or, to the knowledge of the Company, has been threatened in writing against the Company that: (i) concerns or questions the validity of this Agreement; (ii) concerns or questions the right of the Company to enter into this Agreement; or (iii) is reasonably likely to have a Material Adverse Effect. The Company is neither a party to nor subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate that would have a Material Adverse Effect.

3.9           Compliance. Except for defaults or violations which are not reasonably likely to have a Material Adverse Effect, the Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not or has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws, applicable to its business.

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3.10	Intellectual Property

(a)          The Company has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Company’s products and technology providing the Company, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by the Company, except where the failure to have entered into such an agreement would not have a Material Adverse Effect. The Company is not aware that any of its employees or consultants is in material violation thereof.

(b)          To the Company’s knowledge, the Company owns or possesses adequate rights to use all, if any, trademarks, service marks, trade names, domain names, copyrights, patents, patent applications, inventions, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and other intellectual property rights (“Intellectual Property”) as are necessary for the conduct of its business. In addition, (i) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company challenging the Company’s rights in or to any such Intellectual Property; (iii) the Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company has not been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim; and (v) to the Company’s knowledge, no employee of the Company is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company.

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3.11	FDA Compliance.

(a)          The Company: (i) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by the Company (“Applicable Laws”); (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (iii) possesses all material Authorizations necessary for the operation of its business and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; and (iv) since December 31, 2011: (A) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and the Company has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (B) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (C) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (D) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(b)          Since January 1, 2009, the Company has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

3.12	General Healthcare Regulatory Compliance.

(a)	As used in this subsection:

(i)          “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing.

(ii)         “Law” means any federal, state, local, national or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

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(b)          The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws. Neither the Company, nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the knowledge of the Company, threatened, against the Company or any of its respective officers, employees or agents.

(c)          Each of the Company and, to its knowledge, its directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been, in material compliance with all health care Laws applicable to the Company or by which any of its properties, businesses, products or other assets is bound or affected, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, “Health Care Laws”). The Company has not received any notification, correspondence or any other written or oral communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company under any Health Care Laws.

(d)          The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

3.13         Application of Takeover Protections. The issuance of the Shares hereunder and Purchaser’s ownership thereof is not prohibited by the business combination statutes of the state of Washington. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of the Shares and Purchaser’s ownership of such securities and there are no similar anti-takeover provisions under the Company's charter documents.

3.14         Private Placement. Neither the Company nor its Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933 and the rules and regulations promulgated thereunder (together, the “Securities Act”)) in connection with the offer or sale of the Shares or (ii) has issued any shares of Common Stock or shares of any series of Preferred Stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Shares to Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of Purchaser, the offer and sale of the Shares by the Company to Purchaser pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

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3.15         No Disqualification Events. With respect to Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), neither the Company, nor, to the Company’s knowledge, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of Shares, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

3.16         No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

sECTION 4.         Representations and Warranties of the Purchaser.

Each Purchaser, severally and not jointly, hereby represents, warrants and covenants to the Company as follows:

4.1           None of the Shares are registered under the Securities Act or any state securities laws. The Purchaser understands that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof each as promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Subscription Agreement.

4.2           Prior to the execution of this Subscription Agreement, the Purchaser and the Purchaser's attorney, accountant, purchaser representative and/or tax adviser, if any (collectively, the “Advisers”), have received this Subscription Agreement, the terms of the Common Stock, and all documents requested by the Purchaser, have carefully reviewed them and understand the information contained therein.

4.3           Neither the SEC nor any state securities commission or other regulatory authority has approved the Shares or passed upon or endorsed the merits of the offering of the Shares.

4.4           All documents, records, and books pertaining to the investment in the Shares have been made available for inspection by such Purchaser and its Advisers, if any.

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4.5           The Purchaser and its Advisers, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering of the Shares and the business, financial condition and results of operations of the Company, and all such questions have been answered to the full satisfaction of the Purchaser and its Advisers, if any.

4.6           In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representation or information (oral or written) other than as stated in this Subscription Agreement or the terms of the Common Stock.

4.7           The Purchaser is unaware of, is in no way relying on, and did not become aware of the Offering of the Shares through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the Internet (including, without limitation, internet “blogs,” bulletin boards, discussion groups and social networking sites) in connection with the Offering and sale of the Shares and is not subscribing for the Shares and did not become aware of the Offering of the Shares through or as a result of any seminar or meeting to which the Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to the Purchaser in connection with investments in securities generally.

4.8           The Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finders' fees or the like relating to this Subscription Agreement or the transactions contemplated hereby.

4.9           The Purchaser, together with its Advisers, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Shares and the Company and to make an informed investment decision with respect thereto.

4.10         The Purchaser is not relying on the Company or any of its respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Shares, and the Purchaser has relied on the advice of, or has consulted with, only its own Advisers.

4.11         The Purchaser is acquiring the Shares solely for such Purchaser's own account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part. The Purchaser has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Shares and the Purchaser has no plans to enter into any such agreement or arrangement.

4.12         The Purchaser must bear the substantial economic risks of the investment in the Shares indefinitely because none of the securities included in the Shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Legends to the following effect shall be placed on the securities included in the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws:

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR UNDER AN EFFECTIVE REGISTRATION STATEMENT, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

4.13         Appropriate notations will be made in the Company's books to the effect that the Shares have not been registered under the Securities Act or applicable state securities laws. Stop transfer instructions will be placed with the transfer agent of the securities. There can be no assurance that there will be any market for resale of the Shares, nor can there be any assurance that such securities will be freely transferable at any time in the foreseeable future. The Purchaser has adequate means of providing for such Purchaser's current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares for an indefinite period of time.

4.14         The Purchaser either:

(a)          meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D and as set forth on the Accredited Investor Certification attached hereto as Exhibit B; or

(b)          is not a “U.S. Person” as defined in Regulation S; and specifically the Purchaser is not (all Purchasers who are not a U.S. Person must INITIAL this section as indicated to confirm their careful review and understanding of this Section) Initial _______:

(i)          a natural person resident in the United States of America, including its territories and possessions (“United States”);

(ii)         a partnership or corporation organized or incorporated under the laws of the United States;

(iii)        an estate of which any executor or administrator is a U.S. Person;

(iv)        a trust of which any trustee is a U.S. Person;

(v)         an agency or branch of a foreign entity located in the United States;

(vi)        a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

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(vii)       a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)      a partnership or corporation: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

(c)          And, in addition (to the extent (a) above is inapplicable):

(i)          the Purchaser was not offered the Shares in the United States;

(ii)         at the time the buy-order for the Shares was originated, the Purchaser was outside the United States;

(iii)        the Purchaser is purchasing the Shares for its own account and not on behalf of any U.S. Person (as defined in Regulation S) and a sale of the Shares has not been pre-arranged with a purchaser in the United States;

(iv)        the Purchaser agrees to resell the Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Shares unless in compliance with the Act;

(v)         the Purchaser agrees that any certificates for any Shares issued to such Purchaser shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration and that hedging transactions involving such Shares may not be conducted unless in compliance with the Act; and

(vi)        the Purchaser agrees that the Company is hereby required to refuse to register any transfer of any Shares issued to such Purchaser not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

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4.15         The Purchaser (i) if a natural person, represents that the Purchaser has reached the age of 21 and has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Shares, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the securities constituting the Shares, the execution and delivery of this Subscription Agreement has been duly authorized by all necessary action, this Subscription Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Subscription Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Subscription Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Subscription Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company, and represents that this Subscription Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Subscription Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound.

4.16         The Purchaser and the Advisers, if any, have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in all documents received or reviewed in connection with the purchase of the Shares and have had the opportunity to have representatives of the Company provide them with such additional information regarding the terms and conditions of this particular investment and the financial condition, results of operations, business of the Company deemed relevant by the Purchaser or the Advisers, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to the full satisfaction of the Purchaser and the Advisers, if any.

4.17         Any information which the Purchaser has heretofore furnished or is furnishing herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the offering of securities as described herein. The Purchaser further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company's issuance of the Shares.

4.18         The Purchaser has significant prior investment experience, including investment in non-listed and non-registered securities. The Purchaser is knowledgeable about investment considerations in development-stage companies with limited operating histories. The Purchaser has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such a loss should occur. The Purchaser's overall commitment to investments which are not readily marketable is not excessive in view of the Purchaser’s net worth and financial circumstances and the purchase of the Shares will not cause such commitment to become excessive. The investment is a suitable one for the Purchaser.

4.19         The Purchaser is satisfied that the Purchaser has received adequate information with respect to all matters which it or the Advisers, if any, consider material to its decision to make this investment.

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4.20         No oral or written representations have been made, or oral or written information furnished, to the Purchaser or the Advisers, if any, in connection with the Offering which are in any way inconsistent with the information contained in this Subscription Agreement or the Shares.

4.21         [Intentionally Omitted].

4.22         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS SUBSCRIPTION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

4.23         In making an investment decision Purchasers must rely on their own examination of the Company and the terms of the Offering, including the merits and risks involved. The Purchaser should be aware that it will be required to bear the financial risks of this investment for an indefinite period of time

4.24         (For ERISA plans only) The fiduciary of the ERISA plan (the “Plan”) represents that such fiduciary has been informed of and understands the Company’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in the Company is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities. The Purchaser fiduciary or Plan (a) is responsible for the decision to invest in the Company; (b) is independent of the Company or any of its affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Purchaser fiduciary or Plan has not relied primarily on any advice or recommendation of the Company or any of its affiliates.

4.25         The Purchaser should check the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac before making the following representations. The Purchaser represents that the amounts invested by it in the Company in the Offering were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals[1] or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

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4.26         To the best of the Purchaser’s knowledge, none of: (1) the Purchaser; (2) any person controlling or controlled by the Purchaser; (3) if the Purchaser is a privately-held entity, any person having a beneficial interest in the Purchaser; or (4) any person for whom the Purchaser is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs. Please be advised that the Company may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth in the preceding paragraph. The Purchaser agrees to promptly notify the Company should the Purchaser become aware of any change in the information set forth in these representations. The Purchaser understands and acknowledges that, by law, the Company may be obligated to “freeze the account” of the Purchaser, either by prohibiting additional subscriptions from the Purchaser, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and the Company may also be required to report such action and to disclose the Purchaser’s identity to OFAC. The Purchaser further acknowledges that the Company may, by written notice to the Purchaser, suspend the redemption rights, if any, of the Purchaser if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company or any of the Company’s service providers. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

4.27         To the best of the Purchaser’s knowledge, none of: (1) the Purchaser; (2) any person controlling or controlled by the Purchaser; (3) if the Purchaser is a privately-held entity, any person having a beneficial interest in the Purchaser; or (4) any person for whom the Purchaser is acting as agent or nominee in connection with this investment is a senior foreign political figure,[2] or any immediate family[3] member or close associate[4] of a senior foreign political figure, as such terms are defined in the footnotes below.

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

2 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

3 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

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4.28         If the Purchaser is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Purchaser represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

sECTION 5.         Conditions to the Purchasers’ Obligations.

The obligations of each Purchaser under subsection 1.1 of this Agreement with respect to the Closing are subject to the fulfillment on or before each Closing (unless otherwise indicated) of each of the following conditions:

5.1           Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2           Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3           Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4           Secretary’s Certificate. The Company shall deliver to the Purchasers at the Closing a certificate of the Secretary of the Company with respect to the Company’s Amended and Restated Articles of Incorporation, the Company’s Bylaws and the resolutions of the Company’s board of directors relating to the transactions contemplated hereby.

5.5           Permits, Qualifications and Consents. All permits, authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

5.6           Opinion of Company Counsel. Each Investor shall have received from Morrison & Foerster LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit C.

5.7           Registration Rights Agreement. The Company shall have delivered to each Purchaser a copy of the Registration Rights Agreement signed by the Company.

sECTION 6.         Conditions to the Company’s Obligations.

The obligations of the Company to the Purchasers with respect to the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchasers:

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6.1           Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2           Payment of Purchase Price. The Purchasers shall have delivered the purchase price specified in Section 1.1 for the Shares set forth opposite each Purchaser’s name on Exhibit A hereto.

6.3           Permits, Qualifications and Consents. All permits, authorizations, approvals, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.4           Registration Rights Agreement. Each Purchaser shall have delivered to the Company a copy of the Registration Rights Agreement signed by such Purchaser.

sECTION 7.         Indemnification.

7.1           Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, attorneys, control persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all legal and other expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Company of any covenant or agreement made by the Company herein or in any other document delivered in connection with this Subscription Agreement.

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sECTION 8.         Survival of Representations and Warranties.

The representations and warranties of the Company made in this Subscription Agreement shall survive the execution and delivery hereof and delivery of the Shares for a period of one year after Closing.

sECTION 9.         Legend Removal.

9.1           Certificates evidencing the Shares shall not contain any legend (including the legends referenced in Section 4 above), (i) while a Registration Statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly if required by the transfer agent to effect the removal of the legend hereunder. The Company agrees that following such time as such legend is no longer required under this Section 9.1, it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the transfer agent of a certificate representing Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in Section 4. Certificates for Securities subject to legend removal hereunder shall be transmitted by the transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser.

9.2           In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $2,000 of Shares (based on the volume-weighted average price of the Common Stock on the date such Shares are submitted to the transfer agent) delivered for removal of the restrictive legend and subject to this Section 9, $10 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Shares as required by this Subscription Agreement, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

9.3           As used in this section:

(a)          “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Market (unless the Principal Market is the OTC Bulletin Board or the “pink sheets”), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board or the OTC QB, OTC QX or “pink sheets” tier of the OTC Markets Group, Inc.), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market (other than the OTC QB, OTC QX or “pink sheets” tier of the OTC Markets Group, Inc.), a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC QB, OTC QX or “pink sheets” tier of the OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

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(b)          “Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Closing Date, shall be the OTC Bulletin Board.

(c)          “Trading Market” means whichever of the New York Stock Exchange, the NYSE-MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board, the OTC QB, OTC QX or “pink sheets” tier of OTC Markets Group, Inc. (or any similar organization or agency succeeding to its function of reporting prices) on which the Common Stock is listed or quoted for trading on the date in question.

sECTION 10.       Notices.

10.1         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Company, at the address set forth above, or (b) if to the Purchaser, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

sECTION 11.       Miscellaneous.

11.1         Irrevocability; Binding Effect. The Purchaser hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Purchaser, except as required by applicable law, and that this Subscription Agreement shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns. If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties, and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person's heirs, executors, administrators, successors, legal representatives, and permitted assigns.

11.2         Modification. This Subscription Agreement shall not be amended, modified or waived except by an instrument in writing signed by the Company and holders representing at least a majority of the shares of Common Stock purchased hereunder; provided that any amendment, modification or waiver (i) of or relating to Section 9, (ii) that increases the Purchase Price or (iii) that imposes any additional obligations on the Purchaser, shall require the consent of each Purchaser. Purchaser acknowledges that this Subscription Agreement may be amended without Purchaser’s consent in accordance with the foregoing sentence.

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11.3         Assignability. This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser and the transfer or assignment of the Shares shall be made only in accordance with all applicable laws.

11.4         Applicable Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly-performed within said State, without regard to its conflicts of laws principles.

11.5         Venue. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Subscription Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the federal or state courts located in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts located in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The parties hereby waive all rights to a trial by jury.

11.6         Blue Sky Qualification. The purchase of Shares under this Subscription Agreement is expressly conditioned upon the exemption from qualification of the offer and sale of the Shares from applicable federal and state securities laws. The Company shall not be required to qualify this transaction under the securities laws of any jurisdiction and, should qualification be necessary, the Company shall be released from any and all obligations to maintain its offer, and may rescind any sale contracted, in the jurisdiction.

11.7         Use of Pronouns. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

11.8         Confidentiality. If the Purchaser has entered into a separate agreement with the Company regarding confidentiality, such agreement shall survive and control with respect to the subject matter thereof. If the Purchaser has not entered into a separate agreement with the Company regarding confidentiality, such Purchaser acknowledges and agrees as follows: (i) that any information or data the Purchaser has acquired from or about the Company, not otherwise properly in the public domain, was received in confidence; and (ii) not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any scientific, technical, trade or business secrets of the Company and any scientific, technical, trade or business materials that are treated by the Company as confidential or proprietary, including, but not limited to, ideas, discoveries, inventions, developments and improvements belonging to the Company and confidential information obtained by or given to the Company about or belonging to third parties.

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11.9         Termination. If the Closing does not occur on or prior to December 23, 2013, this Subscription Agreement shall automatically terminate, provided that such termination shall be without prejudice to any breach of this Subscription Agreement by either party prior to such termination.

11.10       Headings. Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Subscription Agreement as set forth in the text.

11.11       Severability. Each provision of this Subscription Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Subscription Agreement.

11.12       Counterparts. This Subscription Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

11.13       Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Subscription Agreement and the transactions contemplated hereby whether or not the transactions are consummated.

11.14      Entire Agreement. Except as set forth in Section 11.8 above, this Subscription Agreement, together with the exhibits and attachments hereto and thereto constitute, the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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To subscribe for Shares in the private offering of the Company:

1.	Date and Fill in the aggregate Subscription Amount of the Shares being purchased and Complete and Sign the Signature Page of the Subscription Agreement.

2.	Initial the Accredited Investor Certification page attached as Exhibit B to this letter.

3.	Return all forms to [_____________] by fax at [_____________] or email to [________________] and then send all signed original documents, including a check for the Subscription Amount payable to the order of “AmpliPhi Biosciences Corporation”, and mail to:

AmpliPhi Biosciences Corporation

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

Attn: Philip Young

Please include your name and federal tax ID number (if applicable) on the check.

4.	For wiring funds directly to the Company’s account, use the following instructions:

Account Name: AmpliPhi Biosciences Corporation

Account Number:	446-04635-3
ABA Number:	021001088
Swift Code:	MRMDUS33
Bank Name & Address	HSBC Bank USA, N.A.
P.O. Box 9
Buffalo, New York 14240
Ref: Investor Name, Tax ID Number and Address

AMPLIPHI BIOSCIENCES CORPORATION

SIGNATURE PAGE TO THE

SUBSCRIPTION AGREEMENT

Purchaser hereby elects to subscribe under the Subscription Agreement for shares of Common Stock in the aggregate Subscription Amount of $______________ (NOTE: to be completed by Purchaser) and executes the Subscription Agreement.

Date (NOTE: To be completed by Purchaser): _______________________

If the Purchaser is an INDIVIDUAL, and if purchased as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:

Print Name(s)	Social Security Number(s)

Signature(s) of Purchaser(s)	Signature

Date	Address

If the Purchaser is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

Name of Partnership,	Federal Taxpayer
Corporation, Limited	Identification Number (if applicable)
Liability Company or Trust

By:
Name:	State of Organization
Title:

Date	Address

Accepted and agreed to:

AmplipHI BIOSCIENCES CORPORATION

By:	Date:___________________________
Name:
Title:

EXHIBIT A

SCHEDULE OF PURCHASERS

Name/Address	Subscription Amount	Number of Shares of Common Stock	Closing Date

CLOSING

$

$

$

$

TOTAL	$

EXHIBIT A-1

SCHEDULE OF PURCHASERS

Name/Address	Subscription Amount	Number of Shares of Common Stock	Closing Date

CLOSING

TOTAL	$

EXHIBIT B

ACCREDITED INVESTOR CERTIFICATION

For Individual Investors Only

(all Individual Investors must INITIAL where appropriate):

Initial	I have a net worth (including homes, furnishings and automobiles, but excluding for these purposes the net value, after any mortgage, of my primary residence) in excess of $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

Initial	I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial	I am a director or executive officer of the Company.

For Non-Individual Investors

(all Non-Individual Investors must INITIAL where appropriate):

Initial	The investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above.

Initial	The investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in the Company.

Initial	The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial	The investor certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of this Agreement.

Initial	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors.

Initial	The investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial	The investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.

Initial	The investor certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial	The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial	The investor certifies that it is an insurance company as defined in §2(13) of the Securities Act, or a registered investment company.

EXHIBIT C

FORM OF LEGAL OPINION